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


                                     Filed by GaSonics International Corporation
                                               pursuant to Rule 14a-12 under the
                                                          Securities Act of 1933

                            Subject Company:  GaSonics International Corporation
                                                   Commission File No.:  0-23372


On October 26, 2000, Novellus and GaSonics held a conference call to discuss the merger. The webcast of the conference call may be accessed from Novellus' home page at www.novellus.com, or from www.StreetFusion.com (Webcast Center Quick View - Special Events). A transcript of the webcast of the conference call follows.


Operator:      Ladies and gentlemen, thank you for standing by. Welcome to the
               Novellus Systems, Incorporated conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. At that time, if you have a question, you will need to press the one, followed by the four on your telephone. As a reminder, this conference is being recorded
               Thursday, October 26th, 2000.

               I would now like to turn this conference over to Mr. Richard Hill, Chief Executive Officer.

               Please go ahead, sir.


Richard Hill:  Good morning, ladies and gentlemen. Thanks for joining us on such short notice. As most of you have read by now in our press release, last evening we signed a definitive agreement with GaSonics to acquire 100 percent of that company. I'm here this morning with Asuri Raghavan, who is the President and CEO of GaSonics, along with Bob Smith, the Novellus Executive VP and Chief Financial Officer.

               What we're going to do this morning is first outline the deal, talk about the overall business strategy and then Mr. Raghavan will talk about the business relative to GaSonics and we'll then come back to me and we'll open it up for some questions.

               So first I'd like to turn it over to Bob Smith who will give you the parameters of the deal and then I'll return to talk about the business strategy.

               Thanks very much.

               Bob.

Bob Smith:     Thank you, Rick. By now you should have seen our press release concerning Novellus' acquisition of GaSonics International. And some of our comments today during this presentation and during the question and answer following, which refer to our expectations, beliefs, hopes and other anticipated future events, are forward looking statements. Please keep in mind that the actual results could differ materially from those projected in any of our forward looking statements. And we've provided additional information in today's press release. Our form 10-K for Novellus in 1999 and previous form 10-Q's concerning factors that could cause actual results to differ materially from those in forward looking statements. If you do not have a copy of the press release, the form 10-K or the form 10-Q, we'd be happy to provide one to you.

               Novellus will acquire all of the outstanding shares of GaSonics, which are approximately 18 million shares in a stock for stock merger transaction valued at $347 million for the GaSonics shares. The total offer value would deduct the net cash of $62 million of GaSonics resulting in the transaction value to Novellus of approximately $285 million. The time length to complete the transaction involves regulatory filings such as Hart Scott Rodino and SEC filings as well as shareholder votes regarding the transaction from the shareholders of GaSonics. And the time line this would bring an effective date in the merger sometime in the first quarter of 2001. The accounting for the transaction will be pooling of interest and it's expected that the earnings per share effect of the transaction would be immediately accretive and the 2001 accretion value would be in the range of 5 to 9 cents per share of Novellus shares.

               Thank you, and I'll turn the meeting back to Rick.

R. Hill: Thanks, Bob. As most of you know, Novellus' strategy is to focus on the interconnect. And we see one of the major frontiers in continuing to increase the performance and yields for our customer is in the area of strict clean and surface preparation. We're pleased to have GaSonics become a major cornerstone in our new newly formed surface preparation group. Asuri Raghavan, who's a seasoned executive, will become the executive vice president of our surface preparation group, and John Chenault will remain the Executive Vice President of our deposition group.

               Now what does this acquisition bring to Novellus? First of all, I believe it brings a seasoned executive as well as other seasoned talent and management talent from GaSonics that truly understand the equipment business. It also brings us solid technical talent and human resources focused on one of the most important steps in the integrated circuit process right prior to deposition. We've worked very closely with GaSonics as part of the alliance to deliver copper to our customer base and we believe that this strategic acquisition offers significant growth opportunities for both companies.

                In addition, what we acquire is a profitable ongoing business. We also acquire strong R&D and an emerging application that we feel can have significant leverage in our business and differentiate us from our competition. We also acquire plant and facility which will help support the growth of the combined entity.

                Now what does Novellus provide to GaSonics? And I am sure Mr. Raghavan will expand on this particular issue, but from my perspective it provides to GaSonics a strong infrastructure in sales, marketing and engineering to enhance the positioning and sales of their existing products, particularly in Asia. In addition, it provides engineering expertise that will be made available to this new surface preparation group to accelerate existing product development and new product development which will bring science and technology and productivity to a segment of the business that is fast becoming the yield and performance limiter to our customers. In addition, Novellus has the capital and the balance sheet with over a billion dollars in cash to help rapidly expand this business.

                Now let me reiterate our strategy. We're focused on advanced interconnects. And this is just the first step that we see in becoming and continuing to maintain our leadership in innovation of advanced interconnects.

                Now let me turn it over to Asuri Raghavan who is more conveniently known as Rags.

                Rags.

Asuri Raghavan: Thanks, Rick. [Inaudible] this is a great opportunity for
                GaSonics and Novellus. For those of you who follow GaSonics, I'd like to, before I make my comments, I'd like to remind you that we are in our quiet period and our fiscal Q-4 and fiscal year 2000 results will be released next week. And my comments that follow should be viewed in that context.

                Those of you who follow us also know that we are leaders in photoresist removal and residue removal technology. We've innovated, we've introduced new technology, specifically with our radio products which are focused on dry [inaudible] cleans, copper and locate dielectrics. This is a market that is rapidly evolving to be a technology player.

                This acquisition helps us in a few ways. First, in terms of infrastructure. GaSonics has a very strong presence in the U.S. and in Europe, over 70 percent of our business comes from these two regions. Novellus, on the other hand, accounts the three Asian boundary groups in it's top ten list of customers, and therefore, what we hope to do is to leverage GaSonics' very strong technology and product presence with an extraordinarily strong distribution system in Asia, and this should help the company to rapidly proliferate our presence into the Asian customer base.

                Second, the engineering bench strength of Novellus is legendary. And the hugely successful vector product is just the latest example. GaSonics is also, over the last few years, introduced a variety of new process technology. Our radio product is one example. Our acquisition and induction of the Gamma Precision Products team into the company is another. And this union between the two companies enables us to focus on bringing new products and new technologies to the customer. Existing technologies and products will get into the market much more rapidly and new products will be developed from an inventory of development that should enable us to be first into the market and take advantage of that early presence.

                Over the long term, of course, we expect to be the core of the surface preparation group. And the resulting benefits to customers in terms of new products and new technologies will evolve and become apparent as time goes by.

                With that, I'll turn it over back to Rick.

R. Hill: Thanks, Rags. As we reported, this will be an accretive transaction from the get-go. It's strategically important for Novellus and offers growth opportunities, not only for the business that we've acquired but also our deposition business as we build strategic differentiation in preparing the surface prior to deposition. We've already been working together through the alliance and this will enhance the working relationship in such a way that we believe we can accelerate our growth into these new markets.

Q & A

                Now, with that, I'd like to open it up for any questions that you might have.




Operator:       Ladies and gentlemen, if you have a question at this time, please press the one, followed by the four on your telephone.
                You will hear a three tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, please press the one, followed by the three. If you're using a speakerphone today, please pick up your handset before entering your request.

                One moment, please, for the first question.

                Glenn Young of Salomon Smith Barney.  Please go ahead.

Glenn Young:    Thanks. When I look at the guidance that you gave me in the press release on revenues, I think I'm reading $2.25 billion.
                And I recall the last guidance from Novellus was $2 billion for next year. So would that imply that Gasonics would make up the remaining quarter of a billion?

B. Smith:       We would hope so, and, you know, that's what we're looking for.
                Thank you.

G. Young:       So that would be a significant growth rate over current run rates for Gasonics. Can you talk about how some of the synergies that you bring will allow you to get to that kind of growth rate?

R. Hill: I think Rags touched on our ability and our infrastructure in Asia, where they're strong in the U.S. and Europe with approximately 70 percent of their business coming from those regions and our strength in Asia. With the three foundries being in our top customer base, we believe we can enhance their top line growth.

                Thanks very much, Glenn.

Operator:       Gunnar Miller of Goldman Sachs.  Please go ahead.

                Move on to Ed Kressler of Angelo Gordon.  Please go ahead.

Ed Kressler:    Good morning, congratulations. Is this just a plain fixed
                exchange ratio and are there any walkway prices? In other words, is the deal dependent at all on the movement of the company stock prices? Is there an area where if Novellus should fall that Gasonics can walk away from the deal?

R. Hill:        I'll let Bob Smith answer that question.

B. Smith:       Yeah. There are no collars as such. It is a fixed exchange ratio.

E. Kressler:    And on walk away prices?

B. Smith:       There are walk away prices which are not disclosed at this time.

E. Kressler:    That won't be disclosed until the actual filing?

B. Smith:       That's right.

                (* SEE BELOW)

E. Kressler:    Thank you very much.

Operator:       Sue Billat of Robertson Stephens.  Please go ahead.

Sue Billat:     Yes, congratulations to all around. Marvelous synergy here. Rick and Rags, when I talked to your customers they have told me that they see particular synergy with the coral film and the Novellus cleaning systems. I've just gotten several good reports on that.
                I wonder if you could give us a little more insight if that is in fact the case and talk a little more about the benefits in the processing itself and how synergistic the interconnect process steps are?

R. Hill: Thanks for that question, Sue. I'll let Rags answer that question.

A. Raghavan:    Thanks, Sue. Yes, first of all, there are clear synergies
                especially as it pertains to copper and low-k electric films. We previously announced joint development programs with UMC as an example, and I believe that is one instance where the coral film is being used along with our iridium product for specific applications. Along with that, we've been part of the Damascus alliance for sometime now, and the opportunity to understand specific synergies, especially with coral and as it applies to low-k is playing out very nicely. And I personally expect that will be a fairly significant part of the opportunity that is presented to Gasonics as part of Novellus going forward.

R. Hill:        Thanks, Sue.

S. Billat:      Thank you.

Operator:       Brett Hosess of Merrill Lynch.  Please go ahead, please.

Brett Hosess:   Good morning and let me add my congratulations also.

R. Hill:        Hi, Brett.

B. Hosess:      Rick or Rags, when you look at the product portfolio right now you're already getting some synergies, as Sue had just pointed out. Can you talk to us, also as you start to go down to smaller feature sizes, what types of synergies you expect to see other than what you're already seeing on the copper area?

R. Hill:        I'll let Rags answer that question.

A. Raghavan:    Thanks, Rick. You know, it's hard to be very specific at this stage, Brett. But certainly let's focus on a few things. The vector platform is clearly one example where I see an immediate opportunity for engineering synergy anyway. There's parts of that system from controlled systems to material handling to just the basic overall platform that there are pieces of which I think will help accelerate our own product development in 300 millimeters and others. I think then as it relates to just a chamber design and chamber design technology. You know, the technology that we provide is moving upscale from just basic ashing and stripping to technologies where you need to understand a lot more of what the complexity of plasma distribution and its effect on the surface of the wafer. There's an extraordinary amount of process, knowledge and capability at Novellus that we hope to leverage on.

                These are just a couple of examples. I'm sure there will be a lot more as we get our design teams to work with one another.

                Thanks for the question.

R. Hill: I'd like to reiterate on that as well, Brett. One of the things we see as a major roadblock to technologies below the .15 micron level, is that a key element in successful deposition is a well prepared and a clean surface. And I think the closer interaction between the technologists in the new surface preparation group, coupled with our deposition technologists, can enable us to more quickly solve customer problems in the area of yield and performance related defects. Because as we make these geometries smaller and smaller contamination is more than just a particle issue. And we have a vision for how we can change that and that's one of the strategic areas that we're going with this acquisition.

                Thanks, Brett.

B.  Hosess:     Thank you.

Operator:       Jay Deahna with Morgan Stanley Dean Witter. Please go ahead with your question.

Jay Deahna:     Thank you. Good morning and congratulations. I have two
                questions. The first question is for Rick. Rick, if you look at the sequence of strip and the deposition in subtractive
                [inaudible] how often is there a wet clean between the photo resist strip and your CBD and does that change very much when you go to copper? And does that imply that in order to have a total solution side for the phrase in surface preparation, does that imply that you need some sort of wet cleaning solution in between the strip and the deposition?

R. Hill: Well, certainly, wet technology has been a major factor in the industry up to this point in time. As these geometries get smaller, as you're well aware, wet has its issues associated with it. But having said that I want to assure you that we're not limiting the focus of this business to dry technologies. And, in fact, it's a cornerstone for really building an overall business that addresses the total requirements. When we look at the requirements going forward, whether it be for aluminum or whether it be for copper, we see the clean end strip are integral parts of the total process that aren't fully understood at this juncture. And particularly in the area of low-k where the porosity of the materials causes wet processes to really be incompatible with what's needed in order to provide effective surface preparation.

                Thanks very much.

J. Deahna:      That's good. I've got a follow up too. And the other question is, Gasonics has been talking about a dual platform strategy in the move to 300 millimeter and the competitors pretty much have not been approaching it that way. Rags, are you looking at getting together with Novellus and trying to form like kind of a one platform multiple process chamber approach going forward?

A. Raghavan:    As I see it now, Jay, I still believe a dual platform strategy makes sense. I think that we are talking about for cost of ownership and strip, having a very high productivity, best cost of ownership platform makes sense to me. On the other hand, for more complex clean applications that is a more complex flexible platform, and that's the strategy we're driving on. I see that any of this --- the result of this union should result in strengthening and making much more efficient implementation of our dual platform strategy at this moment. So that's what I see.
                I don't see it fundamentally changing.

R. Hill: And we see the ability of multi station sequential strip becoming the lowest cost of ownership vis-a-vis bulk strip applications as well. So, obviously as we get smaller and smaller, there will be different requirements, technical requirements, and we'll respond appropriately. In areas where we can have consolidated platform strategy we will. And when you look at the platform you have to break it apart and certainly there is some significant immediate advantages of being with Novellus relative to the control strategy, relative to the look and feel and all the tangential support and service infrastructure that we can supply.

                Thanks, Jay.

J. Deahna:      Thank you.

Operator:       Open for a question.

                Oscar Wu from Nomura Securities.  Please go ahead.

Oscar Wu:       Hi. I have three questions. I guess given the comments you just made, what impact, if any, will there be on the existing
                Damascus alliance? And can you give us an example of exactly what this acquisition does for Novellus, that working with Gasonics, through the alliance, couldn't do? And my other questions are, do you have employee agreements already in place?
                And you mentioned a walk away, I guess I was wondering whose option that is at?

R. Hill: Okay. First of all, on the impact on the Damascus alliance. I think it only enhances the Damascus alliance. We were working with Gasonics from the get go and the reality is because of their technology and because we felt they had the best technologists, we elected only to work with them. So there's no change to the alliance structure relative to that.

                Relative to employee agreements, we do have employee agreements in formulation. And we'll continue to work to retain the most important people.

                And, finally, your question was ---

O. Wu:          On the walk away.

R. Hill:        On the walk away.  I'll let Bob answer that.

B. Smith:       We prefer to let the agreement and its filing define the walk away, whose option is that. That will all come out when the agreement comes out.

                (* SEE BELOW)

O. Wu:          Thanks.

Operator:       Byron Walker, UBS Warburg.  Please go ahead with your question.

Byron Walker:   Good morning. Congratulations. It looks like a particularly complimentary deal for both of you. Rick, you had alluded in your discussion of some of the advantages in the merging applications. Can you give us a little more clarity on that?

R. Hill: Well, the only clarity I can give you is it's much like the emergence of copper. Okay. You have to be able to look beyond what's being done today to much smaller geometries. Where the surface of the wafer, rather than becoming two dimensional, is three dimensional. And rather than the problems associated with deposition becoming one of, there's a large boulder in the road, to one where the concentration of contaminants on the surface of the wafer results in chemical changes to the material that you're depositing. I think we have a vision for that. We know where we want to take it. And we think working together we can accelerate the knowledge of the industry in this particular area. And as we go forward you'll see new products that we'll lay out that will address these issues.

                Thanks, Byron.

B. Walker:      Thank you.

Operator:       Michael Emerald of Long Fellow Investments. Please go ahead with your question.

                Mr. Emerald, did you have a question?

Michael
Emerald: Yes, this is Michael Emerald. I apologize for the delay. I hate to keep asking the same question, but I know you're not going to disclose the walk prices, but I just want to be absolutely certain that when you say walk we mean that it's a price of which the stock could get to whereby either party or one party could terminate the agreement. Is that what you mean by the walk?

B. Smith:       Yes, that is a part of the walk away and you'll see that when we close.

                (* SEE BELOW)

M. Emerald:     Okay.  Thank you very much.

Operator:       Shekhar Pramanick of Prudential. Please go ahead with your question.

Shekhar
Pramanick:      Hi, good morning. It sounds like a good deal. Could you just give us a little detail basically what we are looking at that surface prep chambers on Nova and mostly on the dielectric tools. You're going to be adding some surface prep chambers or the existing surface prep chamber in the Nova is going to see some changes? What kind of time line? When are we going to start seeing those integrated chambers on these two?

R. Hill: Well, don't assume that you're going to see integrated chambers at this juncture. The thing you have to recognize is we don't do marriages of convenience. There has to be technical drive to put the chambers together in a given application. We're focusing on lowering the overall cost to our customer. And depending upon whether that means you put the chamber on a deposition equipment or whether you have a stand alone system, is determined by the economics and the technical requirement. And we'll determine what that is at the time we introduce the product. So don't immediately jump to the conclusion that you're going to see a bunch of chambers under the Nova or one of our CVD systems.

                Thanks very much.

S. Pramanick:   Thanks.

Operator:       John Pitzer, CS First Boston.  Your line is open for a question.

John Pitzer:    Congratulations, guys. Rick, I wonder if you can just comment.
                Given your margin profile you'd be hard pressed to find anything in the industry that you could acquire that had comparable margins. And you've just touched a little bit about the infrastructure. But I wondered if you could just get into a little bit more detail about the plan to raise gross margins and sort of the operating margins at Gasonics?

                Thanks.

R. Hill: Well, whenever there is an acquisition there are always opportunities for consolidation. But first and foremost Gasonics is a very profitable operation. And we believe it will continue to be profitable. There will be opportunities for some consolidation. Certainly in the areas of HR, administration and in the sales there's more of a leverage for upside than necessarily consolidation. There maybe some management overlaps, but the reality is we have so many openings that what it's going to do is fill out those openings and hopefully make us more effective in the field and generating growth.

                Okay. Now, having said that, our manufacturing philosophies are different. Okay. And we have a larger base of which to acquire components. Certainly Gasonics will benefit from larger volume purchases and reduction in material costs as soon as we can get working on those particular issues. Relative to facilities, to the extent we can consolidate facilities, we'll consolidate facilities. But we see this as a separate group. We want it to grow. We believe strategically this business is extremely important going forward and what we've done is we've acquired the best supplier with the best technology and the best management team in this particular area. And so we will focus, as we always do, on continuing to improve margins. We'll do it through the design process as well. By focusing on continuing to have better and better cost of ownership for our customers and consequently, we share in the top line in our price in giving our customers more productivity.

                And so from that standpoint, we'll continue to focus on gross margins, try to drive those up and as well drive the top line up and really piggyback off the leverage of volume purchases in the material area.

                Thanks very much.

J. Pitzer:      Thank you.

Operator:       Your line is open for a question.

Gentleman:      Yes. Can you just clarify John's question on gross profit margin and operating margin. Gasonics has a gross margin of about 45 percent, Novellus is a leading average of 58. Bob, can you just give us the timing on that in terms of when you get economies of scale, how will that look going forward?

R. Hill: Okay, this is Rick Hill. And the reality is I can't give you specific timing at this particular point. We just gave a definitive agreement last night. Certainly you know the reputation of Novellus. We're already putting together teams to go in and look at those particular issues, working with the people at Gasonics. And, you know, to give you specifics we're not going to do that at this time. Hopefully in the end of the next conference call or sometime in the future we'll give you guidance in that area.

                Thanks very much.

Operator:       Ladies and gentlemen, if there are any additional questions, please press the one, followed by the four at this time.

                Dana Chandler with Cathay Financial.  Please go ahead.

Dana Chandler:  Yes, good morning and congratulations. I wanted to ask a question, if you needed to make any additional filings outside of the U.S., Spain, China or Japan for the merger itself to be consummated?

B. Smith:       Well, there maybe some, and right now I can't give you a listing of those, but I'm sure there's probably some filings that have to take place.

D. Chandler:    Great.  Thank you very much.

Operator:       Ed Kressler, Angelo Gordon.  Please go ahead with your question.

E. Kressler:    Hi. Again, just a quick follow up on my earlier questions. In terms of approvals, I'm assuming we need Gasonics shareholder approval. Is Novellus shareholder approval also required?

R. Hill:        Novellus shareholder approval is not required.

E. Kressler:    Is not required. What other sort of approvals are required beyond Hart Scott Rodito in the U.S.?

B. Smith:       Hart Scott Rodito and SEC filings. Those are the two main
                approvals.

E. Kressler:    That's it.

R. Smith:       And we don't see any problem in those.

E. Kressler:    Okay, great. And then, lastly, are there any shareholder
                agreements? Have the insiders of Gasonics agreed to vote their shares in favor of the transaction?

B. Smith:       Yes.

E. Kressler:    They have. And does that represent approximately 20 percent of the shares out?

B. Smith:       Yes, it does.

R. Hill:        And you can find that in the public filings.

E. Kressler:    Very good.  Thank you very much.

Operator:       Go ahead with your follow up question.

Christian Koch: Hello.

R. Hill:        Yes.

C. Koch: Okay, sorry. Can you talk about Gasonics top customers in fiscal '99? Intel was about ---?

R. Hill:        Who is this, please?

C. Koch:        Christian Koch with Trusco Capital Management.

R. Hill:        Okay.

C. Koch: In fiscal '99 Intel was approximately 23 percent of revenue and Motorola was around 10 percent. Can you just talk about your key customers currently and are those levels still appropriate?

R. Hill: We're not going to talk about the key customers today and as Rags had communicated to you earlier, they are in their quiet period. So I think you need to tune into the conference call which will be in two weeks.

B. Smith:       Next week.

R. Hill:        Next week.  Thanks very much.

Operator:       At this time, gentlemen, I am showing no further questions.
                Please continue with the presentation or any closing remarks.

Closing Remarks


R. Hill: Thank you very much for joining us at this early hour. We believe that this acquisition is a major opportunity for Novellus and for the employees and people of GaSonics as well as the shareholders of GaSonics. And we look forward to future quarters where we can announce positive results for you.

                Thanks very much, and we'll talk to you at the end of the fourth quarter.

                Thanks very much.

* THE AGREEMENT AND PLAN OF REORGANIZATION PROVIDES FOR A FIXED EXCHANGE RATIO AND THERE ARE NO CLOSING CONDITIONS OR TERMINATION PROVISIONS BASED UPON THE PUBLICLY TRADED STOCK PRICES OF GASONICS OR NOVELLUS

Forward-Looking Statements

Except for the historical information presented, certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements in this release include statements regarding financial forecasts, market growth predictions, leadership positions, bringing new technologies and products to the market, and the likelihood and timing of closing. Factors that could cause actual results to differ materially include risks and uncertainties such as the failure of GaSonics' technology to complement and/or broaden Novellus' current technologies, the ability of the combined company to create anticipated synergies and increased product sales as a result of the acquisition, and possible difficulties in combining the

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

operating plans and scientific cultures of Novellus and GaSonics. These risks are detailed from time to time in Novellus' and GaSonics' public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including Novellus' annual report on Form 10-K for the fiscal year ended December 31, 1999, Novellus' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, Novellus' Registration Statement on Form S-3 filed on April 5, 2000, and Novellus' Form 8-K filed on April 21, 2000, GaSonics' annual report on Form 10-K for the fiscal year ended September 30, 1999, GaSonics' Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1999, March 31, 2000, and June 30, 2000, GaSonics' Registration Statements on Form S-3 filed on April 10, 2000 and October 3, 2000, and GaSonics' Form 8-K filed on September 27, 2000. Copies of Novellus' and GaSonics' public disclosure filings with the SEC are available from their respective investor relations departments.

Additional information, and where to find it.

Prior to this filing pursuant to SEC Rule 14a-12 (and SEC Rule 425), GaSonics filed a Current Report on Form 8-K containing information concerning the expected participants in GaSonics' solicitation of proxies in connection with the proposed merger of GaSonics with a subsidiary of Novellus (the "Merger") (the "October 27 Form 8-K"), which is incorporated herein by reference. Investors are urged to read the October 27 Form 8-K, as amended on October 30, 2000, carefully. In addition, it is expected that Novellus will file a Registration Statement on Form S-4 with the SEC in conjunction with the Merger (the "Registration Statement"). The Registration Statement will include a proxy statement of GaSonics with respect to GaSonics stockholders' vote on the proposed Merger and a prospectus of Novellus with respect to the Novellus shares to be issued to GaSonics stockholders in the proposed merger (the "Proxy Statement/Prospectus"). GaSonics plans to mail the Proxy Statement/Prospectus to its stockholders. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Proxy Statement/Prospectus will contain important information about GaSonics, Novellus, the Merger, the persons soliciting proxies relating to the merger, their interests in the merger, and related matters. Investors and security holders will be able to obtain free copies of these documents through the Web site maintained by the SEC at http://www.sec.gov.

------------------

Free copies of the Proxy Statement/Prospectus and these other documents may also be obtained from (i) GaSonics by directing a request by mail or telephone to GaSonics, 404 East Plumeria Dr., San Jose, CA 95134, attention: Rammy Rasmussen; telephone (408) 570-7400, and (ii) Novellus by directing a request by mail or telephone to Novellus, 4000 N. 1st St., San Jose, CA 95134, attention: Bob Smith, telephone (408)943-9700. In addition to the Registration Statement and the Proxy Statement/Prospectus, GaSonics and Novellus file annual, quarterly, and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information filed by GaSonics or Novellus at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC's other public reference rooms in New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GaSonics' and Novellus' filings with the SEC are also available to the public from commercial document-retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

------------------

Participants in Solicitation

GaSonics, its directors, executive officers and certain other members of management and employees may be soliciting proxies from GaSonics stockholders in favor of the adoption and approval of the Merger Agreement and approval of the Merger and related matters. Information concerning the participants in the solicitation will be set forth in a Current Report on Form 8-K filed by GaSonics on October 26, 2000, and will also be set forth in the Registration Statement, and the Proxy Statement/Prospectus under the heading "Interests of Certain Persons in the Merger."



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